Exhibit 99.1

Figure Acquisition Corp. I Announces Intention of Business Combination with a Large Warehouse Lender and Bank Holding Company

San Francisco, CA December 9, 2022 – Figure Acquisition Corp. I (“FACA” or the “Company”) (NYSE: FACA), a publicly traded special purpose acquisition company, is in discussions with a large warehouse lender and bank holding company with nationwide residential mortgage lending and servicing operations (the “Bank”) regarding a potential merger (the “Proposed Transaction”). The Company and the Bank have signed a non-binding letter of intent with respect to the Proposed Transaction.

The Bank is a privately held, $3-5 billion asset holding company that provides home loans to communities across the nation, and the Company believes the Proposed Transaction is a compelling strategic opportunity. “We believe the Proposed Transaction provides a unique value creation opportunity by combining the Bank’s sound balance sheet, nationwide footprint and seasoned management team with our team’s deep understanding of, and experience with, the application of technology to regulated financial services businesses as well as the necessary capital to grow and execute against our shared vision of the future of banking,” said Michael Cagney, Chairman of the Board of Directors of the Company.

“I would also like to remind our stockholders that the Company is seeking stockholder approval of an extension of time to complete our initial business combination, from February 23, 2023, to August 23, 2023 (the “Extension”),” continued Cagney. “We believe the Extension will provide us with the required time to complete the Proposed Transaction. If you are a stockholder of record as of November 14, 2022, the record date for the stockholder meeting, I strongly recommend that you vote in favor of the Extension.”

There is potential to eventually bring blockchain into the Bank- in particular, there is potential after the closing to begin exploring how to leverage Figure’s DART in the Bank’s warehouse business, which could bring strong potential value to the Bank and its warehouse customers.  This introduction of technology to the Bank will be subject to all required regulatory approvals. This is consistent with the SPAC thesis - find a working business where blockchain can be leveraged in a meaningful way.

Stockholders who wish to withdraw their previously submitted redemption request may do so before 5:00 p.m. Eastern time on December 14, 2022 by requesting that our transfer agent return such shares. You may make such request by contacting our transfer agent, Continental Stock Transfer & Trust Company, at One State Street Plaza, 30th Floor, New York, New York 10004 (e-mail: proxy@continentalstock.com).

You are encouraged to submit your vote for the Extension as soon as possible to ensure it is represented at the stockholder meeting. Please note that if your shares are held at a brokerage firm or bank, your broker will not vote your shares for you. You must instruct your bank or broker to cast the vote. For assistance with voting your shares please contact D.F. King, the Company’s proxy solicitor, by calling (866) 304-5477, or banks and brokers can call (212) 269-5550, or by emailing FACA@dfking.com.

Completion of the Proposed Transaction is subject to, among other matters, the completion of due diligence, the negotiation of a definitive merger agreement and satisfaction of the conditions negotiated therein, including the approval of the transaction by our stockholders. There can be no assurance that a definitive agreement will be entered into or that the Proposed Transaction will be consummated.

About Figure Acquisition Corp. I

Figure Acquisition Corp. I (NYSE: FACA) is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement (the “Extension Proxy Statement”) to be used to approve the Extension. The Company has mailed the Extension Proxy Statement to its stockholders of record as of November 14, 2022 in connection with the Extension. Investors and security holders of the Company are advised to read the Extension Proxy Statement and any amendments thereto, because these documents will contain important information about the Extension and the Company. Stockholders will also be able to obtain copies of the Extension Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Figure Acquisition Corp. I, 650 California Street, Suite 2700, San Francisco, CA 94108.

Participants in the Solicitation

The Company and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the Extension under the rules of the SEC. Information about the directors and executive officers of the Company and a description of their interests in the Company and the Extension are set forth in the Extension Proxy Statement, which was filed with the SEC on November 18, 2022. This document can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the risk that approval of the Company’s stockholders for the Extension is not obtained; the inability of the Company to enter into a definitive agreement with respect to an initial business combination within the time provided in the Company’s amended and restated certificate of incorporation; the level of redemptions made by the Company’s stockholders in connection with the Extension and its impact on the amount of funds available in the Company’s trust account to complete an initial business combination; and those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on April 13, 2022, under the heading “Risk Factors,” the Extension Proxy Statement filed with the SEC on November 18, 2022, and other documents of the Company filed, or to be filed, with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Thomas J. Milani, tjmilani@figure.com

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